Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (See File No. 333-167679, effective June 22, 2010) of our report dated March 30, 2023, with respect to the consolidated financial statements of Inrad Optics, Inc. and Subsidiaries included in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ PKF O’Connor Davies, LLP

March 28, 2024
New York, NY